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                                                                Exhibit 10.08(b)

                           FIRST AMENDMENT TO LEASE


     This First Amendment to Lease ("Amendment") is made and entered into as of September 30, 1997 ("Effective Date") by and between MONTAGUE OAKS ASSOCIATES PHASE III, a California general partnership ("Landlord"), and ATMI ECOSYS CORPORATION, a California corporation ("Tenant").

                                R E C I T A L S
                                ---------------

     A. Pursuant to that certain Lease dated February 7, 1995 ("Lease"), Landlord leases to Tenant, and Tenant leases from Landlord, certain premises ("Premises") consisting of approximately twenty-three thousand eight hundred sixty (23,860) rentable square feet of space within that certain building ("Building") commonly known as 617 River Oaks Parkway, San Jose, California and located in that certain project ("Project") commonly referred to as Montague Oaks, all as more particularly described in the Lease.

     B. Landlord and Tenant desire to extend the term of the Lease for an additional one (1) year period and to establish a formula for determining the rent during the extended term, all as more particularly described herein. Capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Lease unless otherwise defined in this Amendment.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby modify, supplement and amend the Lease as follows:

     1.  Term.  The term of the Lease is hereby extended for an additional
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one (1) year and seven (7) day period from March 16, 2002 to March 23, 2003
("First Extended Term"). The option to extend the term for a period of five (5) years granted to Tenant under paragraph 55 of the Lease remains in force and effect provided that all references in said paragraph 55 to the Initial Term are hereby replaced with references to the First Extended Term.

     2.  Rent.  At the commencement of the First Extended Term, the monthly
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basic rent for the Premises shall be adjusted to be equal to ninety-five percent
(95%) of the market rate. As used herein, the "market rate" shall mean the monthly rent (triple net) then being obtained under leases with comparable terms as this Lease in the Project and in buildings and/or other projects within the same geographical area of similar types in identity, quality and location as the Project; provided, however, in no event shall the monthly basic rent during the First Extended Term be less than Eighteen Thousand One Hundred Thirty-three Dollars and Sixty Cents ($18,133.60) per month or Seventy-six Cents ($.76) per square foot ("Minimum Extended Term Rent"), nor more than Thirty-six Thousand Nine Hundred Eighty-three Dollars ($36,983) per month or One Dollar
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and Fifty-five Cents ($1.55) per square foot ("Maximum Extended Term Rent"). Not earlier than two hundred and seventy (270) days nor later than one hundred eighty (180) days prior to the expiration of the Lease Term, the parties shall meet and negotiate the market rate in good faith. If Landlord and Tenant agree on the amount of the market rate, they shall immediately execute an Amendment to this Lease setting forth the amount of the monthly basic rent to be paid by Tenant during the First Extended Term. If Landlord and Tenant are unable to agree on the amount of the market rate within thirty (30) days after the commencement of such negotiations, then the market rate shall be determined in the following manner:

     Within forty-five (45) days after commencement of negotiations, Landlord and Tenant shall each select an independent licensed commercial real estate broker having not less than ten (10) years experience in the leasing of research and development and industrial properties in Santa Clara County, which broker shall not have been employed by either party in this transaction. Within fifteen
(15) days of their employment, the two real estate brokers shall select a third real estate broker who is similarly qualified. Within thirty (30) days from the appointment of the third broker, the three brokers so selected shall, acting as a board of arbitrators, determine the amount of the market rate, basing their determination on standard procedures and tests normally employed in the commercial real estate profession in determining market rate and applying the factors included within the definition of market rate set forth above. The decision of the majority of the brokers shall be final and binding upon the parties hereto. If a majority of the brokers are unable to agree on the market rate within the stipulated period of time, the three opinions of the market rate shall be added together and their total divided by three, and the resulting quotation shall be the market rate; provided, however, in no event shall the market rate be less than the Minimum Extended Term Rent nor exceed the Maximum Extended Term Rent. Each party shall pay the expenses and charges of the broker appointed by it and the parties shall pay the expenses and charges of the third broker in equal shares. When the market rate has been so determined, Landlord and Tenant shall immediately execute an Amendment to the Lease stating the basic rent for the First Extended Term. Tenant shall pay the basic rent determined for the First Extended Term in accordance with the provisions of paragraph 4(a) of the Lease.

     3.  Common Area Charges.  During the First Extended Term, Tenant shall
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continue to pay its percentage share of common area charges in accordance with the provisions of paragraph 4(b) of the Lease, subject to adjustments and reconciliation as provided in paragraph 16 of the Lease.

     4.  Tenant Improvements.  Tenant acknowledges that Landlord has no
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obligation to provide Tenant with any tenant improvements or refurbishing allowance with respect to tenant improvements in Premises during the First Extended Term.

     5.  Brokers.  Each party represents and warrants to the other party
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that it has not had any dealings in any manner with any real estate broker, finder or other person with respect to the Premises and the negotiations and execution of this Amendment. Each

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party shall defend, indemnify and hold harmless the other party from and against all damage, loss, liability and expense (including attorneys' fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against the other party by any broker, finder or other person with whom Tenant or Landlord has or purportedly has dealt with in connection with the Premises and the negotiation or execution of this Amendment.

     6.  Corporate Authority.  If Tenant is a corporation, each individual
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executing this Amendment on behalf of the corporation represents and warrants that he is duly authorized to execute and deliver this Amendment on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation and that this Amendment is binding upon said corporation in accordance with its terms. If Tenant is a corporation, Tenant shall deliver to Landlord, within ten (10) days of the execution of this Amendment, a copy of the resolution of the Board of Directors of Tenant authorizing the execution of this Amendment and naming the officers that are authorized to execute this Amendment on behalf of Tenant, which copy shall be certified by Tenant's president or secretary as correct and in full force and effect.

     7.  Effect of Amendment.  Except as modified herein, the terms and
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provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of the Amendment shall govern and control the intent and agreement of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

                              LANDLORD:

                              MONTAGUE OAKS ASSOCIATES
                              PHASE III, a California general partnership

                              By: McCANDLESS GROUP (MONTAGUE), a California general partnership, a general partner

                                   By:  /s/ Birk S. McCandless
                                        -------------------------------------
                                        BIRK S. McCANDLESS, as Trustee of the
                                        Birk S. McCandless and Mary McCandless
                                        Intervivos Trust dated February 17,
                                        1982, a general partner

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                              By:  745 PROPERTY INVESTMENTS, a Massachusetts
                                   voluntary trust, a general partner

                                   By: /s/ Robert Heckler
                                       ----------------------------------
                                   Its: Vice President
                                       ----------------------------------

                              TENANT:

                              ATMI ECOSYS CORPORATION, a California corporation

                              By:  /s/ Daniel P. Sharkey
                                  ---------------------------------------
                              Its:     Chief Financial Officer
                                  ---------------------------------------

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